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                         AMENDED AND RESTATED SCHEDULE A
                    TO TRUST INSTRUMENT DATED APRIL 27, 1994
                        OF EXCELSIOR INSTITUTIONAL TRUST



Excelsior Equity Fund
Excelsior Optimum Growth Fund
Excelsior Balanced Fund
Excelsior Value Equity Fund
Excelsior Income Fund
Excelsior Total Return Bond Fund
Excelsior International Equity Fund


     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Schedule A to the Trust Instrument of Excelsior Institutional Trust.



                                     /s/ Frederick S. Wonham
                                     -----------------------
                                     Frederick S. Wonham
                                     Chairman, President and Treasurer



Dated as of:  February 18, 1999